Item 77H - Change in Control of Registrant

Ceasing Control of Credit Suisse Cash Reserve Common
As of December 31, 2008, Credit Suisse Holdings (Shareholder) owned 75,000,000 shares of the Fund, which represented 72.07 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Cash Reserve Class A
As of December 31, 2008, CSWP Money Fund Settlement (Shareholder) owned 494,958,856.400 shares of the Fund, which represented 99.06 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Cash Reserve Class B
As of December 31, 2008, Credit Suisse Asset Management LLC (Shareholder) owned 45,917.000 shares of the Fund, which represented 35.32 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Cash Reserve Class C
As of December 31, 2008, Credit Suisse Asset Management LLC (Shareholder) owned 45,916.940 shares of the Fund, which represented 61.47 % of the Fund. As of Dec. 31, 2009, Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Cash Reserve Class C
As of December 31, 2008, A G Edwards & Sons (Shareholder) owned 22,796.86 shares of the Fund, which represented 30.52 % of the Fund. As of Dec. 31, 2009,Shareholder owned 0 shares of the Fund, due to the fund liquidating. Accordingly, Shareholder has ceased to be a controlling person of the Fund.